EXHIBIT 21.1

Subsidiaries of the Registrant

1. Fovea International Holdings Limited, a British Virgin Islands corporation

2. Fovea Jewelry Holdings Limited, a Hong Kong corporation

3. Gold Shiny International Limited, a British Virgin Islands corporation

4. Gold Shiny (Asia) Limited, a Hong Kong corporation